MEMBERS Life Insurance Company
Ross D. Hansen
Associate General Counsel
Office of General Counsel
Phone:	608.665.7416
Fax:	608.236.7548
E-mail:	ross.hansen@cunamutual.com

August 7, 2019

VIA EDGAR

U.S Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	MEMBERS Life Insurance Company
CUNA Mutual Group Zone Income Annuity
Registration Statement on Form S-1
(File No. 333-228894)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, MEMBERS Life Insurance Company requests that the effective date of this Registration Statement filed on Form S-1, File No. 333-228894, be accelerated to August 16, 2019, or as soon thereafter as reasonably practicable.

By:	MEMBERS LIFE INSURANCE COMPANY

By:	/s/Ross D. Hansen
Ross D. Hansen, Associate General Counsel

CUNA Brokerage Services, Inc.
Paul D. Barbato
Secretary
Phone:	608.665.7936
Fax:	608.218.2302
E-mail:	paul.barbato@cunamutual.com

August 7, 2019

VIA EDGAR

U.S Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	MEMBERS Life Insurance Company
CUNA Mutual Group Zone Income Annuity
Registration Statement on Form S-1
(File No. 333-228894)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, CUNA Brokerage Services, Inc. requests that the effective date of this Registration Statement filed on Form S-1, File No. 333-228894, be accelerated to August 16, 2019, or as soon thereafter as reasonably practicable.

CUNA BROKERAGE SERVICES, INC.

By:/s/Paul D. Barbato
Paul D. Barbato, Secretary